Exhibit 99.3

EverQuote Announces Second Quarter 2023 Financial Results

•	Second Quarter Revenue of $68.0 million

•	Second Quarter Variable Marketing Margin of $24.7 million

•	Company Announces Sale of Health Insurance Vertical Assets

CAMBRIDGE, Mass., August 7, 2023 (GLOBE NEWSWIRE) — EverQuote, Inc. (Nasdaq: EVER), a leading online insurance marketplace, today announced financial results for the quarter ended June 30, 2023.

“In the second quarter, EverQuote reported revenue of $68.0 million and Variable Marketing Margin, or VMM, of $24.7 million, a record high as a percentage of revenue,” said Jayme Mendal, CEO of EverQuote. “During the quarter, we made a number of strategic decisions to position EverQuote to emerge from a prolonged auto insurance downturn in a clear leadership position. We restructured our operations, eliminating approximately 30% of positions company-wide, decided to exit our health insurance vertical and its associated direct to consumer agency (DTCA), and scaled-down our DTCA serving our auto and home insurance markets.

“While the restructuring was catalyzed by the ‘lower-for-longer auto insurance outlook,’ the decisions we made were the result of a deeper assessment of our operations, markets and feedback from carrier and agent partners. As we streamline our business, we are also investing in the most capital efficient and high ROI portions of our operations. We are placing greater emphasis on leveraging our most differentiated assets to accelerate our path to providing compelling value for insurance provider partners, consumers and shareholders,” concluded Mr. Mendal.

Subsequent to the close of the second quarter, EverQuote sold certain assets of its health insurance vertical to MyPlanAdvocate Insurance Solutions Inc., for $13.2 million in cash, subject to customary post-closing adjustments, and MyPlanAdvocate’s assumption of certain liabilities relating to the health insurance vertical. The transaction closed on August 1, 2023. Included in the sale was the $32.2 million commissions receivable as of June 30, 2023, which were expected to be collected over the next seven years. We expect to take a non-cash charge in Q3 related to the sale of these assets.

“Our team continues to focus on what we can control by taking decisive action to judiciously manage expenses and strengthen our balance sheet,” said Joseph Sanborn, CFO of EverQuote. “By streamlining our operations and adopting a relatively more asset-light model, we believe EverQuote will be well positioned to capitalize on our market opportunity with the normalization of the auto insurance industry.”

Second Quarter 2023 Financial Highlights:

(All comparisons are relative to the second quarter of 2022)

•	Total revenue of $68.0 million, a decrease of 33%.

•	Automotive insurance vertical revenue of $49.7 million, a decrease of 39%.

•	Revenue from other insurance verticals, which includes home and renters, life, and health insurance, decreased 11% to $18.2 million.

•	Variable Marketing Margin of $24.7 million, a decrease of 26%.

•	GAAP net loss increased to a loss of $13.2 million, compared to a GAAP net loss of $3.8 million.

•	Adjusted EBITDA decreased to $(2.1) million, compared to Adjusted EBITDA of $1.4 million.

•	Due to the actions taken to reduce its workforce and the exit of its health insurance vertical the Company incurred a $3.8 million restructuring charge in the second quarter.

Third Quarter 2023 Outlook:

For the third quarter 2023, EverQuote anticipates revenue, Variable Marketing Margin and Adjusted EBITDA to be in the following ranges:

•	Revenue of $51 - $56 million.

•	Variable Marketing Margin of $16 - $18 million.

•	Adjusted EBITDA of $(6) - $(4) million.

With respect to the Company’s expectations under “Third Quarter 2023 Outlook” above, the Company has not reconciled the non-GAAP measure Adjusted EBITDA to the GAAP measure net income (loss) in this press release because the Company does not provide guidance for stock-based compensation expense, depreciation and amortization expense, restructuring and other charges, acquisition-related costs, legal settlement expense, one-time severance charges, interest income, and income taxes on a consistent basis as the Company is unable to quantify these amounts without unreasonable efforts, which would be required to include a reconciliation of Adjusted EBITDA to GAAP net income (loss). In addition, the Company believes such a reconciliation would imply a degree of precision that could be confusing or misleading to investors.

Conference Call and Webcast Information

EverQuote will host a conference call and live webcast to discuss its second quarter 2023 financial results at 4:30 p.m. Eastern Time today, August 7, 2023. To access the conference call, dial Toll Free: +1 (800) 599-2055 for the US, or +1 (647) 362-9671 for international callers, and provide conference ID 1374717. The live webcast and replay will be available on the Investors section of the Company’s website at https://investors.everquote.com.

Safe Harbor Statement

Any statements in this press release about future expectations, plans and prospects for EverQuote, Inc. (“EverQuote” or the “Company”), including statements about future results of operations or the future financial position of the Company, including financial targets, business strategy, plans and objectives for future operations and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” “continues,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: (1) the Company’s ability to attract and retain consumers and insurance providers using the Company’s marketplace; (2) the Company’s ability to maintain or increase the amount providers spend per quote request; (3) the effectiveness of the Company’s growth strategies and its ability to effectively manage growth; (4) the Company’s ability to maintain and build its brand; (5) the Company’s reliance on its third-party service providers; (6) the Company’s ability to develop new and enhanced products and services to attract and retain consumers and insurance providers, and the Company’s ability to successfully monetize them; (7) the impact of competition in the Company’s industry and innovation by the Company’s competitors; (8) the length of the continued downturn in the auto insurance industry; (9) developments regarding the insurance industry and the transition to online marketing; (10) the possible impacts of inflation; and (11) other factors discussed in the “Risk Factors” sections of the Company’s most recent Annual Report on Form 10-K, and Quarterly Report on Form 10-Q, each of which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

About EverQuote

EverQuote operates a leading online insurance marketplace, connecting consumers with insurance providers. The company’s mission is to empower insurance shoppers to better protect life’s most important assets—their family, property, and future. Our vision is to become the largest online source of insurance policies by using data, technology, and knowledgeable advisors to make insurance simpler, more affordable and personalized, ultimately reducing cost and risk.

For more information, visit everquote.com and follow on Twitter @everquotelife, Instagram @everquotepics, and LinkedIn https://www.linkedin.com/company/everquote/.

Investor Relations Contact

Brinlea Johnson

The Blueshirt Group

415-489-2193

EVERQUOTE, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(in thousands except per share)
Revenue	$67,985	$101,915	$177,205	$212,596

Cost and operating expenses(1):
Cost of revenue	5,547	6,059	11,317	12,043
Sales and marketing	58,795	87,854	149,032	184,004
Research and development	7,450	8,245	15,377	16,441
General and administrative	5,768	7,357	13,598	14,298
Restructuring and other charges	3,832	—	3,832	—
Acquisition-related costs	(37)	(3,779)	(150)	(4,671)

Total cost and operating expenses	81,355	105,736	193,006	222,115

Loss from operations	(13,370)	(3,821)	(15,801)	(9,519)

Other income (expense):
Interest income	271	37	458	45
Other income (expense), net	(16)	28	(15)	3

Total other income, net	255	65	443	48

Loss before income taxes	(13,115)	(3,756)	(15,358)	(9,471)
Income tax expense	(78)	—	(364)	—

Net loss	$(13,193)	$(3,756)	$(15,722)	$(9,471)

Net loss per share, basic and diluted	$(0.40)	$(0.12)	$(0.48)	$(0.31)

Weighted average common shares outstanding, basic and diluted	33,129	31,519	32,942	31,027

(1)	Amounts include stock-based compensation expense, as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(in thousands)
Cost of revenue	$59	$95	$113	$154
Sales and marketing	2,272	2,964	4,545	6,174
Research and development	2,285	2,650	4,659	5,061
General and administrative	1,391	1,891	3,199	3,741
Restructuring and other charges	1,123	—	1,123	—

	$7,130	$7,600	$13,639	$15,130

EVERQUOTE, INC.

BALANCE SHEET DATA

	June 30, 2023	December 31, 2022

	(in thousands)
Cash and cash equivalents	$31,048	$30,835
Working capital	33,154	35,567
Total assets	145,055	156,519
Total liabilities	39,517	49,033
Total stockholders’ equity	105,538	107,486

EVERQUOTE, INC.

STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(in thousands)
Cash flows from operating activities:
Net loss	$(13,193)	$(3,756)	$(15,722)	$(9,471)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	1,463	1,405	2,870	2,916
Stock-based compensation expense	7,130	7,600	13,639	15,130
Change in fair value of contingent consideration liabilities	(37)	(3,780)	(150)	(4,672)
Provision for bad debt	(21)	2	224	77
Unrealized foreign currency transaction (gains) losses	7	(23)	16	(16)
Changes in operating assets and liabilities:
Accounts receivable	17,157	9,974	7,330	(999)
Prepaid expenses and other current assets	158	240	1,867	(47)
Commissions receivable, current and non-current	(724)	(6,044)	(129)	(11,425)
Operating lease right-of-use assets	686	642	1,374	1,287
Other assets	—	(1)	36	(30)
Accounts payable	(7,816)	(9,883)	(7,812)	3,413
Accrued expenses and other current liabilities	(583)	798	269	(2,059)
Deferred revenue	(138)	(10)	(58)	(122)
Operating lease liabilities	(741)	(692)	(1,643)	(1,355)

Net cash provided by (used in) operating activities	3,348	(3,528)	2,111	(7,373)

Cash flows from investing activities:
Acquisition of property and equipment, including costs capitalized for development of internal-use software	(1,015)	(1,308)	(2,022)	(1,989)

Net cash used in investing activities	(1,015)	(1,308)	(2,022)	(1,989)

Cash flows from financing activities:
Proceeds from exercise of stock options	53	50	340	608
Proceeds from private placement of common stock	—	—	—	15,000
Tax withholding payments related to net share settlement	(102)	(51)	(232)	(51)

Net cash provided by (used in) financing activities	(49)	(1)	108	15,557

Effect of exchange rate changes on cash, cash equivalents and restricted cash	11	(22)	16	(27)

Net increase (decrease) in cash, cash equivalents and restricted cash	2,295	(4,859)	213	6,168
Cash, cash equivalents and restricted cash at beginning of period	28,753	46,128	30,835	35,101

Cash, cash equivalents and restricted cash at end of period	$31,048	$41,269	$31,048	$41,269

EVERQUOTE, INC.

FINANCIAL AND OPERATING METRICS

Revenue by vertical:

	Three Months Ended June 30,		Change
	2023	2022	%

	(in thousands)
Automotive	$49,744	$81,375	-38.9%
Other	18,241	20,540	-11.2%

Total Revenue	$67,985	$101,915	-33.3%

	Six Months Ended June 30,		Change
	2023	2022	%

	(in thousands)
Automotive	$139,443	$169,050	-17.5%
Other	37,762	43,546	-13.3%

Total Revenue	$177,205	$212,596	-16.6%

Other financial and non-financial metrics:

	Three Months Ended June 30,		Change
	2023	2022	%

	(in thousands)
Loss from operations	$(13,370)	$(3,821)	249.9%
Net loss	$(13,193)	$(3,756)	251.3%
Variable Marketing Margin	$24,653	$33,091	-25.5%
Adjusted EBITDA(1)	$(2,121)	$1,433	-248.0%

	Six Months Ended June 30,		Change
	2023	2022	%

	(in thousands)
Loss from operations	$(15,801)	$(9,519)	66.0%
Net loss	$(15,722)	$(9,471)	66.0%
Variable Marketing Margin	$60,246	$67,355	-10.6%
Adjusted EBITDA(1)	$3,252	$3,859	-15.7%

(1)	Adjusted EBITDA is a non-GAAP measure. Please see “EverQuote, Inc. Reconciliation of Non-GAAP Measures to GAAP” below for more information.

To supplement the Company’s financial statements presented in accordance with GAAP and to provide investors with additional information regarding EverQuote’s financial results, the Company has presented Adjusted. EBITDA as a non-GAAP financial measure. This non-GAAP financial measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly titled measures presented by other companies.

The Company defines Adjusted EBITDA as net income (loss), excluding the impact of stock-based compensation expense; depreciation and amortization expense; restructuring and other charges; acquisition-related costs; legal settlement expense; one-time severance charges; interest income; and income taxes. The most directly comparable GAAP measure is net income (loss). The Company monitors and presents Adjusted EBITDA because it is a key measure used by management and the board of directors to understand and evaluate operating performance, to establish budgets and to develop operational goals for managing EverQuote’s business. In particular, the Company believes that excluding the impact of these items in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of EverQuote’s core operating performance.

The Company uses Adjusted EBITDA to evaluate EverQuote’s operating performance and trends and make planning decisions. The Company believes that this non-GAAP financial measure helps identify underlying trends in EverQuote’s business that could otherwise be masked by the effect of the items that the Company excludes in the calculations of Adjusted EBITDA. Accordingly, the Company believes that this financial measure provides useful information to investors and others in understanding and evaluating EverQuote’s operating results, enhancing the overall understanding of the Company’s past performance and future prospects.

The Company’s non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income (loss), which is the most directly comparable financial measure calculated and presented in accordance with GAAP. In addition, other companies may use other measures to evaluate their performance, which could reduce the usefulness of the Company’s non-GAAP financial measures as tools for comparison.

The following table reconciles Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.

EVERQUOTE, INC.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(in thousands)
Net loss	$(13,193)	$(3,756)	$(15,722)	$(9,471)
Stock-based compensation	6,007	7,600	12,516	15,130
Depreciation and amortization	1,463	1,405	2,870	2,916
Restructuring and other charges	3,832	—	3,832	—
Acquisition-related costs	(37)	(3,779)	(150)	(4,671)
Interest income	(271)	(37)	(458)	(45)
Income tax expense	78	—	364	—

Adjusted EBITDA	$(2,121)	$1,433	$3,252	$3,859